Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hooper Holmes, Inc.

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-57769) and on Form S-8 (No. 333-72422, No. 333-57771, No. 333-04785 and No. 33-53086) of Hooper Holmes, Inc. of our reports dated February 25, 2004, relating to the consolidated balance sheets of Hooper Holmes, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, cash flows and the consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2003, which reports appears in the December 31, 2003, annual report on Form 10-K of Hooper Holmes, Inc.

Our reports on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002.

/s/ KPMG LLP

KPMG LLP Short Hills, New Jersey March 15, 2004